Innovate Biopharmaceuticals Affirms Timeline for Closing of Merger with RDD Pharma Ltd. Closing Expected Around the End of the First Quarter of 2020
Israeli Regulatory Approvals Appear on Track for Late March 2020 to Allow Closing of the Merger

RALEIGH, N.C., March 12, 2020 (ISSUER DIRECT) -- Innovate Biopharmaceuticals, Inc. (Nasdaq: INNT), a clinical-stage biotechnology company focused on developing novel therapeutics for autoimmune and inflammatory diseases, expects to close the merger with RDD Pharma Ltd. around the end of the first quarter of 2020. Based on the most recent communications, Israeli regulatory approval is expected by late March paving the way for closing the merger shortly thereafter. All parties to the proposed merger are actively involved in monitoring progress with the regulatory agencies. In addition, the parties are actively monitoring the coronavirus outbreak and the related implemented and proposed mitigation efforts. Based on the current situation we are not aware of any potential delays to the closing of the merger or the proposed concurrent financing related to the coronavirus outbreak.

About Innovate Biopharmaceuticals, Inc. (Nasdaq: INNT):
Innovate is a clinical stage biotechnology company focused on developing novel therapeutics for autoimmune and inflammatory diseases. Innovate’s lead drug candidate, larazotide acetate, has a mechanism of action that renormalizes the dysfunctional intestinal barrier by decreasing intestinal permeability and reducing antigen trafficking, such as gliadin fragments in celiac disease, and bacterial toxins and immunogenic antigens in nonalcoholic steatohepatitis (NASH). In several diseases, including celiac disease, NASH, ASH, Crohn’s disease, ulcerative colitis, irritable bowel syndrome (IBS), type 1 diabetes mellitus (T1DM), chronic kidney disease (CKD), the intestinal barrier is dysfunctional with increased permeability. On October 7, 2019, the Company announced that it had entered into a definitive merger agreement pursuant to which the Company agreed to acquire all of the outstanding capital stock of privately held RDD in an all-stock transaction. This transaction includes a concurrent capital raise led by OrbiMed Advisors LLC. After closing the Company plans to change its name to 9 Meters Biopharma. The transaction is expected to close before the beginning of the second quarter of 2020, subject to the completion of the remaining closing conditions and receipt of regulatory approval in Israel.
For more information, please visit www.innovatebiopharma.com.

Forward Looking Statements
This press release includes forward-looking statements based upon Innovate’s and RDD’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about the structure, timing and completion of the proposed Merger; statements about the expected timing of regulatory approvals, the potential effects of the ongoing coronavirus outbreak and related mitigation efforts on both the timing of the Merger closing and concurrent financing and the company’s clinical activities, the combined company’s listing on Nasdaq after closing of the proposed Merger; expectations regarding the ownership structure of the combined company; the expected executive officers and directors of the combined company; the combined company’s expected cash position at the closing of the proposed Merger; expectations regarding the financing; the future operations of the combined company; the nature, strategy and focus of the combined company; the development and commercial potential and potential benefits of any product candidates of the combined company; the executive and board structure of the combined company; the location of the combined company’s corporate headquarters; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the company having sufficient resources to advance its pipeline; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed Merger are not satisfied; (ii) uncertainties as to the timing of the consummation of the proposed Merger and the ability of each of Innovate and RDD to consummate the proposed Merger; (iii) risks related to Innovate’s ability to manage its operating expenses and its expenses associated with the proposed Merger pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed Merger; (v) the risk that as a result of adjustments to the exchange ratio, Innovate stockholders and RDD stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Innovate common stock relative to the exchange ratio; (vii) unexpected costs, charges or expenses resulting from the transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger; (ix) the uncertainties associated with the clinical development and regulatory approval of product candidates; (x) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (xi) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (xii) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and (xiii) risks associated with the possible failure to realize certain anticipated benefits of the proposed Merger, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in Innovate’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC, and in other filings that Innovate has made and will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Innovate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Innovate Biopharmaceuticals, Inc.

Contact:
Jennifer K. Zimmons, Ph.D.
Investor Relations
Tel: +1-917-214-3514
Email: jzimmons@innovatebiopharma.com
www.innovatebiopharma.com